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                                                                                                      EXHIBIT 11

                                                      ALPHANET SOLUTIONS, INC.

                                             COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                                                (thousands, except per share amounts)



                                                Three Months Ended June 30,         Six Months Ended June 30,
                                                ---------------------------         -------------------------
                                                  1996              1997              1996              1997

Pro forma net income.......................      $     516        $  1,100          $  1,088        $   2,261

Weighted average number of
   common shares and common
   shares equivalent:
Common shares..............................          5,073           5,257             4,281            5,180
Shares necessary to fund
   S Corporation Distribution..............             --              --               260               --
Stock options..............................             --             219                --              205
Cheap stock (treasury stock method)........             --              --                17               --
                                                     5,073           5,476             4,558            5,385

Pro forma net income per share.............      $    0.10        $   0.20          $   0.24        $    0.42

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